As filed with the Securities and Exchange Commission on October 22, 2002
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

U.S.I. HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	13-3771733
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

50 California Street, 24th Floor San Francisco, California	94111-4796
(Address of Principal Executive Offices)	(Zip Code)

Employee Stock Purchase Plan
2002 Equity Incentive Plan
(Full title of the plans)

David L. Eslick
Chairman, President and Chief Executive Officer
U.S.I. Holdings Corporation
50 California Street, 24th Floor
San Francisco, California 94111-4796
(Name and address of agent for service)

(415) 983-0100
(Telephone number, including area code, of agent for service)

With copies to:

Ernest J. Newborn, II, Esq. Senior Vice President, General Counsel and Secretary U.S.I. Holdings Corporation 50 California Street, 24th Floor San Francisco, California 94111-4796 (415) 983-0100	Jonathan I. Mark, Esq. Cahill Gordon & Reindel 80 Pine Street New York, New York 10005 (212) 701-3000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common stock, par value $0.01 per share	11,869,515	$10.00	$118,695,150	$10,920

(1)
Represents 1,600,000 shares issuable under the Employee Stock Purchase Plan and 10,269,515 shares issuable under the 2002 Equity Incentive Plan. In addition, pursuant to Rule 416 under the Securities Act, this registration statement will cover such indeterminate number of shares of common stock of U.S.I. Holdings Corporation that may be issued in respect of stock splits, stock dividends and similar transactions.

(2)
Estimated solely for the purposes of computing the amount of the registration fee under Rule 457(h) of the Securities Act based on the initial public offering price of the common stock on October 21, 2002.

.

EXPLANATORY NOTE

This registration statement contains a prospectus prepared in accordance with the requirements of Part I of Form S-3 (pursuant to General Instruction C to Form S-8) which covers reoffers and resales by certain of our stockholders of shares of common stock, par value $0.01 per share (the “Common Stock”), of U.S.I. Holdings Corporation issued to employees of USI pursuant to the Employee Stock Purchase Plan and/or 2002 Equity Incentive Plan.

In addition, this registration statement contains “Information Required in the Registration Statement” pursuant to Part II of Form S-8. Pursuant to the Note to Part I of Form S-8, the information relating to the shares issuable in connection with options or rights to acquire shares of Common Stock granted or to be granted under our Employee Stock Purchase Plan and 2002 Equity Incentive Plan specified by Part I is not filed with the Securities and Exchange Commission (the “Commission”), but documents containing such information have been or will be sent or given to employees as specified by Rule 428(b)(1). Such document(s) are not being filed with the Commission but constitute (along with the documents incorporated by reference into the registration statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PROSPECTUS

U.S.I. Holdings Corporation
Common Stock

11,869,515
Shares of Common Stock

Certain of our stockholders are using this prospectus to offer shares of our common stock that they purchased from us, that they received in grants from us or that they received from us upon the exercise of options that we issued to them. These stockholders may include “affiliates,” as defined in Rule 405 under the Securities Act of 1933, as amended.

We expect that sales made pursuant to this prospectus will be made:

•	in broker’s transactions;
•	in transactions directly with market makers; or
•	in negotiated sales or otherwise.

The selling stockholders will determine when they will sell their shares, and in all cases they will sell their shares at the current market price or at prices negotiated at the time of the sale. We will not receive any proceeds from these sales.

The brokers and dealers the selling stockholders utilize in selling these shares may receive compensation in the form of underwriting discounts, concessions or commissions from the sellers or purchasers of the shares. Any compensation may exceed customary commissions. The selling stockholders and the brokers and dealers they utilize may be deemed to be “underwriters” within the meaning of the securities laws, and any commissions received and any profits realized by them on the sale of shares may be considered to be underwriting compensation.

Our common stock is approved for quotation on the NASDAQ National Market under the symbol “USIH.”

This investment involves risks. See the Risk Factors section on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 22, 2002.

No person is authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstance in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of this prospectus.

RISK FACTORS

We incorporate the risk factors relating to our common stock by reference to our prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act on October 22, 2002 and the documents referred to in “Where You Can Find More Information.”

OUR COMPANY

You should read this entire prospectus and the information incorporated by reference in this prospectus carefully, including “Risk Factors” and our financial statements and the notes to those financial statements.

About U.S.I. Holdings Corporation

We are a leading distributor of insurance and financial products and services to small and mid-sized businesses. Founded in 1994, we have grown organically and through acquisitions to become the eighth largest insurance broker in the United States and a leading provider of employee health and welfare products and related consulting and administration services. We currently have approximately 60,000 small and mid-sized business clients.

Our Executive Offices

Our principal executive offices are located at 50 California Street, 24th Floor, San Francisco, California 94111-4796. Our telephone number is (415) 983-0100. Our Internet address is www.usi.biz. Information on our website does not constitute part of this prospectus.

SELLING STOCKHOLDERS

The shares of common stock offered by this prospectus are being registered for reoffers and resales by selling stockholders of ours who have acquired or may acquire such shares pursuant to purchase of stock under our Employee Stock Purchase Plan or the grant of such stock or the exercise of options granted under our 2002 Equity Incentive Plan. The selling stockholders may include our officers and directors, hereinafter collectively referred to as the “selling stockholders.”

We do not know whether any of the selling stockholders will use this prospectus in connection with the offer or sale of any shares of our common stock or, if this prospectus is so used, how many shares of common stock will be offered or sold.

Pursuant to Rule 424(b) under the Securities Act, we will supplement this prospectus with the number of shares of common stock, if any, to be offered or sold by the selling stockholders, including our officers and directors, as that information becomes known.

PLAN OF DISTRIBUTION

The selling stockholders may sell registered shares of our common stock in any of the following ways:

•	through dealers;
•	through agents; or
•	directly to one or more purchasers.

The distribution of shares of our common stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions):

•	on the NASDAQ National Market in transactions pursuant to and in accordance with the rules of such exchanges,
•	in the over-the-counter market, or
•	in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions.

Any such transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or commissions from purchasers of shares of our common stock for whom they may act as agent. The selling stockholders and any broker-dealers or agents that participate in the distribution of shares of our common stock by them might be deemed to be underwriters, and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions, under the Securities Act. Affiliates of one or more selling stockholders may act as principal or agent in connection with the offer or sale of shares of our common stock by the selling stockholders.

The amount of securities to be offered or sold by means of this prospectus, by each person, and any other person with whom he or she is acting in concert for the purpose of selling our securities, may not exceed, during any three-month period, the amount specified in Rule 144(e) under the Securities Act. Any securities covered by the prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

USE OF PROCEEDS

We will not receive any of the proceeds from the offer and sale of the shares of our common stock by the selling stockholders.

LEGAL MATTERS

The validity of our common shares offered in this offering will be passed upon for us by Cahill Gordon & Reindel, New York, New York.

EXPERTS

Our consolidated financial statements appearing in post-effective amendment no. 1 to our registration statement on Form S-1 (No. 333-87258) as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We have filed with the Commission under the Securities Act a registration statement on Form S-8 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits that are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the Commission. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, copies of which may be inspected without charge at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the Commission at prescribed rates. Information on the public reference facilities may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information that is filed through the Commission’s EDGAR System. The website can be accessed at http://www.sec.gov. Our common stock is listed on the NASDAQ National Market.

We “incorporate by reference” information that we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and more recent information automatically updates and supersedes more dated information contained or incorporated by reference in this prospectus.

We have previously filed the following documents with the Commission and incorporate them by reference into this prospectus:

(1)	our prospectus filed pursuant to Rule 424(b) under the Securities Act on October 22, 2002; and

(2)	the description of our common stock contained in our registration statement on Form 8-A (No. 000-50041) filed on October 17, 2002.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and a part of this prospectus from the date such documents are filed.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this reoffer prospectus has been delivered, on the written or oral request of such person, a copy of any or all documents referred to above which have been or may be incorporated by reference in this prospectus (not including exhibits to such incorporated information that are not specifically incorporated by reference into such information). Requests for such copies should be directed to us at the following address: U.S.I. Holdings Corporation, 50 California Street, 24th Floor, San Francisco, California 94111-4796, Attention: Corporate Secretary, telephone number: (415) 983-0100.

P R O S P E C T U S

11,869,515
Shares of Common Stock

October 22, 2002

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by us with the Commission are hereby incorporated by reference in this registration statement:

(1)	the prospectus filed pursuant to Rule 424(b) under the Securities Act on October 22, 2002; and

(2)	the description of our Common Stock contained in our registration statement on Form 8-A (No. 000-50041) filed on October 17, 2002.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

ITEM 4.    DESCRIPTION OF SECURITIES.

The class of securities offered is registered under Section 12 of the Exchange Act.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

General Corporation Law

U.S.I. Holdings Corporation is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the General Corporation Law of the State of Delaware (the “DGCL”) as the same exists or may hereafter be amended, inter alia, provides that a Delaware corporation may indemnify any person who was, or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful.

A Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation.

Where a present or former director or officer has been successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify the person against the expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Certificate of Incorporation

Our certificate of incorporation and bylaws provide for the indemnification of directors, officers, employees and agents to the fullest extent permitted by the DGCL.

All of our directors and officers will be covered by insurance policies maintained by us against some liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

The shares that may be re-offered or re-sold pursuant to this registration statement were issued by the Company pursuant to the Employee Stock Purchase Plan and/or the 2002 Equity Incentive Plan. The issuances were deemed to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof, as transactions that did not involve any public offering, or were deemed not to require registration under the Securities Act of 1933, as amended, since such issuances did not involve the sale of such securities.

ITEM 8.    EXHIBITS.

The exhibits to this registration statement are listed in the Exhibit Index on page II-5 of this registration statement, which index is incorporated herein by reference.

ITEM 9.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on October 22, 2002.

U.S.I. HOLDINGS CORPORATION

By:	/S/ DAVID L. ESLICK
David L. Eslick
Chairman, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints David L. Eslick and Edward J. Bowler, or either of them, his attorneys-in-fact and agents, each with full power of substitution and resubstitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/S/ DAVID L. ESLICK David L. Eslick	Chairman and Chief Executive Officer (Principal Executive Officer) and Director	October 22, 2002

/S/ EDWARD J. BOWLER Edward J. Bowler	Chief Financial Officer (Principal Financial Officer)	October 22, 2002

/S/ JASON S. MITCHELL Jason S. Mitchell	Controller (Principal Accounting Officer)	October 22, 2002

Wayne H. Fisher	Director

/S/ PHILIP E. LARSON Philip E. Larson	Director	October 22, 2002

/S/ ROBERT SPASS Robert Spass	Director	October 22, 2002

EXHIBIT INDEX

EXHIBIT NO.	EXHIBIT

4.1	U.S.I. Holdings Corporation 2002 Equity Incentive Plan incorporated herein by reference to Exhibit 10.33 of the Registration Statement on Form S-1 of the Registrant (No. 333-87258).

4.2	U.S.I. Holdings Corporation Employee Stock Purchase Plan incorporated herein by reference to Exhibit 10.39 of the Registration Statement on Form S-1 of the Registrant (No. 333-87258).

5.1	Opinion of Cahill Gordon & Reindel regarding the legality of the securities being registered.

23.1	Consent of Ernst & Young LLP, Independent Auditors.

23.2	Consent of Cahill Gordon & Reindel (included in Exhibit 5.1).

24.1
Powers of Attorney authorizing execution of Registration Statement on Form S-8 on behalf of certain officers and directors of U.S.I. Holdings Corporation (included on the signature page to this registration statement).